Exhibit 99.1

Contact:
CORPORATE COMMUNICATIONS	INVESTOR RELATIONS
Marvin (Mickey) Goldwasser	David M. Henderson
Open Solutions Inc.	Open Solutions Inc.
860.652.3153	860.652.3155
mgoldwasser@opensolutions.com	ir@opensolutions.com

Open Solutions Reports Strong Fourth Quarter and Year-End 2004 Results

Pro Forma Net Income Increases 254 Percent for the Full Year 2004

Glastonbury, Conn., March 2, 2005 – Open Solutions Inc. (Nasdaq: OPEN), a provider of integrated enabling technologies for financial institutions, today reported financial results for the three months and full year ended December 31, 2004.

Revenue for the fourth quarter 2004 increased 76 percent to $36.1 million, from $20.5 million for the fourth quarter of 2003. Revenues for the full year 2004 increased 68 percent to $107.2 million, from $63.9 million in the prior year.

Under Generally Accepted Accounting Principles (GAAP), net income was $14.5 million, or $0.70 per diluted share, for the fourth quarter of 2004, which includes a one time tax benefit of $8.7 million from the release of the Company’s deferred tax valuation allowance, offset by a deferred tax provision of $0.4 million related to the Datawest acquisition. In the fourth quarter of 2003, the Company reported a net loss to common shareholders of $31.9 million, or $3.94 per diluted share, which included the effect of the expense of $3.2 million related to the vesting of shares of restricted stock issued to certain employees of the Company as a result of the Company’s initial public offering in the fourth quarter of 2003 and the effect of the $31.5 million non-cash charge for the conversion of certain of the Company’s preferred stock to common stock in connection with the Company’s initial public offering. See Notes 1, 2 & 3 to the Consolidated Statement of Operations included below for a description of these items.

The full year 2004 net income under GAAP was $25.1 million, or $1.25 per diluted share, which includes a one time tax benefit from the release of the Company’s deferred tax valuation allowance and is offset by the deferred tax provision related to Datawest. For the full year 2003, the Company reported a net loss of $30.2 million, or $7.74 per diluted share, which included the effect of the expense of $3.4 million related to the shares of restricted stock and the effect of the preferred stock accretion charge.

Pro forma net income (non-GAAP), excluding the one time tax benefit, the Datawest deferred tax provision, the restricted stock charge and the preferred stock accretion charge was $6.2 million, or $0.30 per diluted share, for the fourth quarter 2004, compared to pro forma net income of $2.9 million, or $0.20 per diluted share, for the fourth quarter 2003, a 114 percent increase. Pro forma net income was $16.8 million, or $0.83 per diluted share, for the full year 2004, compared to pro forma net income of $4.8 million, or $0.43 per diluted share, in the prior year, a 254 percent increase. A reconciliation of non-GAAP pro forma results to GAAP results is provided as part of this press release.

The Company is providing non-GAAP financial measures because the Company believes that these figures are helpful in allowing individuals to more accurately assess the ongoing financial performance of the business. The Company believes that the non-GAAP disclosure is useful because the effect of the reversal of the deferred tax valuation allowance which occurred in the fourth quarter of 2004 and two charges resulting from the Company’s initial public offering in the fourth quarter of 2003 are not expected to recur in the future and, therefore, are not reflective of the Company’s ongoing financial performance. Additionally, the Company believes that the exclusion of the non-cash deferred tax provision related to the Datawest acquisition provides improved comparative information because the recording of the provision is not consistent with the Company’s recording of its tax provision during 2004, which primarily included current taxes payable. The Company uses the presented non-GAAP financial measures internally to focus management on period-to-period changes in the Company’s core business. Therefore, the Company believes that this information is meaningful when considered in connection with the information contained in the GAAP presentation of financial information.

Open Solutions’ Chairman and CEO, Louis Hernandez, Jr. said, “We are proud to have become the torch bearer for growth and innovation in our industry. As we attempt to lead the industry through a natural transition and upgrade cycle to newer more open and flexible core applications, we remain focused on daily execution of our strategic initiatives and financial goals. At the same time, we continue to make investments in key growth areas for the future. Having completed our first full year as a publicly traded company we are very pleased with our Company’s strong and record performance for both the fourth quarter and full year in a very competitive environment. Overall, 2004 was a year of increasing revenues, profit margins, breadth and quality of our industry focused product and service offerings, as well as strategic investments that we believed would add to our continued success and growth.”

Hernandez continued, “We continue to follow-through with our value added acquisition strategy to expand our product and service suite as well as accelerate client migrations to our core product through core acquisitions. In 2004 we continued our successful acquisition and integration efforts having completed five acquisitions. We look forward to 2005 and believe our competitive differentiation within the industry is as strong as ever.”

2004 Highlights

•	Continued to expand its technology product and service offerings through new product launches (i.e.: Channel Management Center, a suite of applications designed to facilitate the building and processing of interfaces between disparate system, Sound Delivery, a new electronic document tool, the support of our core product on Linux, Imagic 21, our image enabled check 21 product, which has enabled us to become the first third party solutions provider to implement Federal Reserve Bank FedForward) and new releases of its core software, Internet banking, cash management, imaging and loan origination offerings.

•	Completed five acquisitions for consideration of $82.0 million, net of cash received: Maxxar Corporation, a developer of products providing computer telephony integration, re:Member Data Services, Inc. and EastPoint Technologies, LLC, providers of core data processing software and related services to banks and credit unions, Omega Systems Corporation of North America, LLC, a provider of remittance and lock box solutions and Datawest Solutions, Inc. a provider of banking and payment solutions in Canada.

•	Strengthened Open Solutions’ senior management team and board of directors with the appointment of a senior vice president and general manager of the Company’s Strategic Solutions Group and the addition of two new members to the board of directors, one of which was added in February 2005.

•	Completed a follow-on public offering in the second quarter of 2004.

•	Continued the Company’s successful integration efforts and client migration of newly acquired companies.

•	Generated $19.8 million of net cash from operating activities for the full year 2004.

•	Signed contracts valued at $25.0 million in the fourth quarter of 2004 and $87.7 million for the full year 2004 compared to $16.5 million in the fourth quarter and $55.5 million for the full year 2003, an increase of 52 and 58 percent, respectively. We define contract value as total revenues to be received over the life of the contract for all elements, including all licenses, hardware, installation, maintenance and other services.

•	Total contract backlog valued at $254.7 million at the end of 2004 compared to $127.9 million at the end of the prior year, an increase of approximately 100 percent. We define contract backlog as revenues to be recognized over the remaining life of the all contracts for all elements, including licenses, hardware, installation, maintenance and other services.

•	Expanded the Company’ Software Reseller Agreement with COCC, a Connecticut-based provider of data processing services to provide COCC with the latest capabilities, a broader product base and technology access. This partnership represents a considerable long-term economic commitment by COCC to resell our product line and provides for guaranteed minimum payments to the Company.

•	Recurring revenue for the fourth quarter 2004 increased to 61 percent of total revenue from 48 percent for the fourth quarter of 2003 and for the full year 2004 increased to 55 percent from 47 percent for 2003. We define recurring revenue as revenue from maintenance and data center hosting contracts and the quarterly minimum payments from BISYS.

•	Internal revenue growth was 26 percent for the full year 2004. Internal revenue growth percentages are measured as the increase in revenue for the current period less “acquired revenue from acquisitions” divided by revenues from the prior period plus “annualized revenue from acquisitions.”

2005 Business Outlook

The following statements are forward looking and actual results may differ materially. Our guidance assumes that the tax provision for 2005 will be based on an estimated effective rate of 38% and includes the effect of the $144 million convertible debt offering completed by the Company in February 2005, which is the only change made to our previous guidance. Further, this guidance does not give effect to any potential mergers or acquisitions that the Company may consummate in 2005.

First Quarter 2005

The Company expects revenues in the range of $38.3 and $39.0 million, net income between $3.4 and $3.7 million, earnings before interest, taxes, and depreciation and amortization (EBITDA) between $8.3 and $8.6 million and earnings per diluted share between $0.15 and

$0.16. For purposes of comparison, the fully taxed earnings per diluted share, using an effective tax rate of 38%, for the first quarter of 2004 would have been $0.10.

Full year 2005

The Company expects revenues in the range of $160.0 and $166.0 million, net income between $16.2 and $18.1 million, EBITDA between $38.2 and $40.0 million and earnings per diluted share between $0.71 and $0.79. On a pro forma basis, earnings per diluted share, using an effective tax rate of 38% for our full year 2004, would have been $0.54. The above guidance for full year 2005 does not include the effect of expensing stock options. The Company will begin expensing stock options as currently mandated by the Financial Accounting Standards Board on a prospective basis starting in July 2005. The effect of expensing stock options in the second half of 2005 is estimated to result in a reduction of full year earnings per diluted share of between $0.07 and $0.09.

About Open Solutions Inc.

Open Solutions Inc. offers a fully featured strategic product platform that integrates core data processing applications, built on a single centralized Oracle® relational database, with Internet banking, cash management, CRM/business intelligence, financial accounting tools, Check 21, electronic image/item processing, payment and loan origination solutions. Open Solutions’ full suite of products and services allows banks, thrifts and credit unions to better compete in today’s aggressive financial services marketplace, and expand and tap their trusted financial relationships, client affinity, community presence and personalized service.

For more information about Open Solutions, or its financial product line, contact Mickey Goldwasser by email at mgoldwasser@opensolutions.com, by phone at 860.652.3153 or via fax at 860.652.3156. For Investor Relations issues please contact David Henderson by email at ir@opensolutions.com or by phone at 860.652.3155. Visit Open Solutions’ Internet site at www.opensolutions.com.

Open Solutions Inc.® is a registered trademark of Open Solutions Inc. All other company and product names may be trademarks of their respective owners. Copyright © 2005 Open Solutions Inc. All rights reserved.

Safe Harbor Statement

Statements made in this press release that state Open Solutions Inc.’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward looking-statements are only as of the date of this press release and Open Solutions Inc. undertakes no obligation to update or revise them. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Open Solutions Inc.’s actual results to differ materially from those projected in such forward-looking statements. Factors which could cause our actual results to differ materially from those projected in forward-looking statements include, without limitation, economic, competitive, governmental and technological factors affecting the banking and credit union industry and/or Open Solutions Inc.’s operations, markets, products, services, prices and other factors set forth under the heading “Factors Affecting Future Operating Results” attached as Exhibit 99.3 to Open Solutions’ Current Report on Form 8-K dated February 2, 2005, as filed with the Securities and Exchange Commission on February 4, 2005.

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OPEN SOLUTIONS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenues:
Software license	$10,265	$7,465	$33,032	$21,391
Service, maintenance and hardware	25,816	13,020	74,151	42,461

Total revenues	36,081	20,485	107,183	63,852

Cost of revenues:
Software license	2,154	1,740	6,705	5,341
Service, maintenance and hardware	12,819	7,027	37,919	23,540

Total cost of revenues	14,973	8,767	44,624	28,881

Gross profit	21,108	11,718	62,559	34,971

Operating expenses:
Sales and marketing	4,218	3,125	14,272	10,729
Product development	3,590	1,833	11,001	6,854
General and administrative (includes restricted stock charge in 2003)	7,430	7,134	21,123	15,888

Total operating expenses	15,238	12,092	46,396	33,471

Income (loss) from operations	5,870	(374)	16,163	1,500
Interest income and other, net	634	61	1,520	43

Income (loss) before income taxes	6,504	(313)	17,683	1,543
Income tax (provision) benefit	8,008	(51)	7,441	(234)

Net income (loss)	$14,512	$(364)	$25,124	$1,309

Preferred stock accretion charge	—	(31,500)	—	(31,500)

Net income (loss) attributable to common stockholders	$14,512	$(31,864)	$25,124	$(30,191)

Net income (loss) per common share
—Basic	$0.75	$(3.94)	$1.36	$(7.74)
—Diluted	$0.70	$(3.94)	$1.25	$(7.74)
Shares used to compute net income (loss) per share
—Basic	19,303	8,095	18,439	3,903
—Diluted	20,768	8,095	20,022	3,903

Reconciliation of GAAP net income to pro forma net income:
Net income (loss) attributable to common stockholders	$14,512	$(31,864)	$25,124	$(30,191)
Reversal of deferred tax valuation allowance (Note 1)	(8,660)		(8,660)
Deferred tax provision related to the Datawest acquisition	370		370
Charge related to restricted stock (Note 2)
Non-cash charge		3,081		3,276
Cash charge		168		168
Preferred stock accretion charge — Non-cash (Note 3)	—	31,500		31,500

Pro forma net income	$6,222	$2,885	$16,834	$4,753

Pro forma net income per common share
—Basic	$0.32	$0.36	$0.91	$1.22
—Diluted	$0.30	$0.20	$0.83	$0.43
Shares used to compute pro forma net income per share
—Basic	19,303	8,095	18,439	3,903
—Diluted	21,039	14,141	20,279	11,071

Note 1: During the fourth quarter 2004, the Company released the tax valuation allowance on its net deferred tax assets, resulting in a current and long term deferred tax asset on its balance sheet of $12.4 and $4.6 million, respectively. The decision to release its deferred tax valuation allowance reflects management’s assessment that it is more likely than not that the Company’s current and future net income will allow for the realization of its deferred tax assets, primarily operating loss carryforwards. Also, during the fourth quarter 2004, the Company recorded a deferred tax provision of approximately $0.4 million related to the Datawest acquisition. This is a non-cash charge related to the use of Datawest’s operating losses (NOL) to offset current taxable income. These NOLs were acquired as part of the acquisition and the related deferred tax assets continue to be fully reserved as there is uncertainty about the full utilization of these carryforwards.

Note 2: In May 2003, the Company issued an aggregate of 680,530 shares of common stock to certain of its employees under the 2000 Stock Incentive Plan. The shares of common stock issued to each employee were subject to stock restriction agreements under which these shares would be forfeited to the Company under certain circumstances. As a result of the Company’s initial public offering these shares were no longer subject to the restriction. Prior to the closing of the Company’s initial public offering, the Company was recording a quarterly charge to general and administrative expense of approximately $117,000 based on amortization over seven years. This charge was accelerated on the completion of the initial public offering, resulting in a non-cash charge in our statement of operations in the fourth quarter of 2003 of approximately $3.0 million for the unamortized balance of deferred compensation. The Company also recorded employer tax expense of approximately $168,000 related to the restricted stock. The amount used in the pro forma calculation includes the entire compensation expense related to the vesting of the restricted stock and the related employer taxes for the respective periods.

Note 3: The conversion formula for certain preferred shares provided for a one-time adjustment of the conversion price for each share in the event of an initial public offering where the initial public offering price was less than $27.03 per share. As a result of this adjustment, holders of these preferred shares received shares of common stock in the Company’s initial public offering with an aggregate value of $62.6 million. At the time of the initial public offering, the recorded value of these preferred shares was $31.1 million and as a result, upon the closing of the initial public offering, the Company recorded an accretion charge of $31.5 million in stockholders’ equity in the fourth quarter of 2003. Under GAAP, net income is reduced by this non-cash accretion charge to arrive at “Net income attributable to common stockholders” in the earnings per share calculation.

OPEN SOLUTIONS INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands)
(Unaudited)

	December 31,	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$49,447	$14,853
Investments	12,736	70,100
Accounts receivable, net	19,975	10,267
Deferred tax asset	12,356	—
Prepaid expenses and other current assets	5,989	3,751

Total current assets	100,503	98,971

Fixed assets, net	14,410	5,500
Investments		8,028
Deferred tax asset	4,560	—
Capitalized software costs, net	6,211	2,940
Other intangible assets, net	31,168	6,445
Goodwill	66,548	11,187
Other assets	2,074	—

Total assets	$225,474	$133,071

Liabilities and Stockholders’ Equity
Current Liabilities:
Long-term debt from customers, current portion	$1,239	$—
Capital lease obligations, current portion	735	395
Accounts payable	2,521	1,800
Accrued expenses	15,338	8,368
Deferred revenue	21,586	15,324

Total current liabilities	41,419	25,887

Long-term debt from customers, less current portion	1,736	—
Deferred revenue	2,706	1,479
Other long-term liabilities	1,300	286

Total liabilities	47,161	27,652

Total stockholders’ equity	178,313	105,419

Total liabilities and stockholders’ equity	$225,474	$133,071